UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2015

Aerohive Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36355	20-4524700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Gibraltar Drive

Sunnyvale, California 94089

(Address of Principal Executive Offices including Zip Code)

(408) 510-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Certain Officers.

On August 31, 2015, Aerohive Networks, Inc. (the “Company”) announced that Gordon Brooks, the Company’s Senior Vice President and Chief Financial Officer, has resigned to pursue other opportunities, effective August 31, 2015. Mr. Brooks’ departure is not related to any issues regarding financial disclosures or accounting or legal matters, and he will remain with the Company through the closing of the third quarter of 2015 and assist with the transition under a consulting arrangement with the Company, which expires December 1, 2015. During the term of the consulting arrangement, Mr. Brooks will continue to vest under equity awards existing as of termination of his employment (which such awards will remain subject to all terms and conditions of vesting and exercise as provided from the equity plans from which such awards issued), but Mr. Brooks will not receive additional compensation.

The foregoing summary of Mr. Brooks’ compensation under his consulting arrangement is qualified in its entirety by reference to the text of his Independent Consultant and Contractor Agreement, dated September 1, 2015, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the period ended September 30, 2015.

(c)	Appointment of Certain Officers.

Effective August 31, 2015, John Ritchie succeeded Mr. Brooks and joined the Company as its new Senior Vice President and Chief Financial Officer.

Mr. Ritchie, age 49, was most recently with Telerik, Inc., a software development tools company, which was acquired in December 2014 by Progress Software Corporation, where he served as chief financial officer from March 2013 to January 2015. Mr. Ritchie previously served as chief financial officer of Ubiquiti Networks, Inc., a developer of networking technology for wireless internet service providers and enterprises, from May 2010 to March 2013. From 2001 to May 2010, Mr. Ritchie held several executive positions at Electronics For Imaging, Inc., a provider of products, technology and services enabling analog to digital imaging transformation, most recently as its chief financial officer. Mr. Ritchie previously held several executive positions at Splash Technology Holdings, Inc., a digital imaging software and hardware company, most recently as its chief financial officer, which was acquired by Electronics for Imaging in January 2001. Prior to Splash, Mr. Ritchie held various accounting and finance positions at Western Waste Industries, Inc., an environmental services company, Océ, Inc., a developer and manufacturer of imaging equipment, and Mariani Packing Company, an agriculture company. He currently is a director and serves as the chair of the audit committee of Acacia Communications, Inc. Mr. Ritchie holds a B.S. in Business Administration from San Jose State University.

In connection with Mr. Ritchie’s appointment as Chief Financial Officer, the Company and Mr. Ritchie entered into an Employment Offer Letter dated August 27, 2015. The Offer Letter provides for (i) an annual base salary of $315,000; (ii) eligibility to participate in the Company’s performance-based compensation program, with an initial performance-based target of 50 percent of base salary; (iii) an equity award comprising 315,000 shares of the Company’s Common Stock, 185,000 shares of which will be in the form of an option and 130,000 shares of which will be in the form of Restricted Stock Units; and (iv) eligibility to participate in the Company’s benefit plans and arrangements. The equity award is subject to all terms and conditions of the specific Company equity plan from which the award will issue. Subject to Mr. Ritchie’s continuing employment in good standing, 25 percent of the shares subject to the award will vest after 12 months and the remaining shares would vest over the next 36 months of continuous service.

The Company will also offer to Mr. Ritchie the Company’s standard form of indemnification agreement, a copy of which was previously filed on February 13, 2014 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 No. 333- 193939, and a Change in Control Severance Agreement, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the period ended September 30, 2015. The foregoing summary of Mr. Ritchie’s compensation is qualified in its entirety by reference to the text of his offer letter, dated August 27, 2015 and the referenced indemnification and severance agreements, copies of which will be filed with the Company’s quarterly report on Form 10-Q for the period ended September 30, 2015.

There were no arrangements or understandings between Mr. Ritchie and any other persons pursuant to which he was selected as the Company’s Senior Vice President and Chief Financial Officer. There are no family relationships between Mr. Ritchie and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Ritchie that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure

On August 31, 2015, the Company issued a press release announcing the departure of Mr. Brooks and the appointment of Mr. Ritchie. In the press release, the Company also stated that it expects its revenue for the third quarter 2015 to be at the top end of the guidance of $40-42 million. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Aerohive Networks, Inc. dated August 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROHIVE NETWORKS, INC.

By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

Date: August 31, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Aerohive Networks, Inc. dated August 31, 2015.